EXHIBIT 99.1

CMS Bancorp, Inc. Announces Improvement in Financial Performance for the Year Ended September 30, 2009 and Continued Growth in Assets

WHITE PLAINS, N.Y., Nov. 17, 2009 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company"), the parent of Community Mutual Savings Bank, announced results for the fiscal year ended September 30, 2009, which reflect improved financial performance and continued asset growth. The Company reported a loss of $439,000 for the year ended September 30, 2009 compared to a loss of $857,000 for the year ended September 30, 2008. Total assets were $243.2 million as of September 30, 2009, an increase of $39.2 million, or 19.2% compared to September 30, 2008.

President and CEO John Ritacco stated that "in fiscal 2009 we continued to see improvements in net interest income, non-interest income and better management of our costs." Mr. Ritacco noted that "despite the improvement in income, the Company reported a net loss for the year ended September 30, 2009, which was reflective of an increase in FDIC insurance premiums totaling $331,000, including a special assessment of $110,000, additional operating expenses of $339,000 associated with the new Mount Kisco branch and the addition of $230,000 to the allowance for loan losses during the fiscal year."

Commenting on growth, Mr. Ritacco reported "that the Company's assets grew by almost 20% since September 30, 2008, primarily due to the growth in retail deposits and, in particular, from the new Mount Kisco branch."

The Company reported an 11.8% increase in net interest income, a 54.7% increase in non-interest income, and a 4.0% increase in non-interest expense compared to the prior fiscal year. Commenting on these results, Stephen E. Dowd, Senior Vice President and Chief Financial Officer stated that "the improved operating results reflect the growth of our asset base in conservative loans and investments over the last few years. In the year ended September 30, 2009, the Company experienced an increase of $1.1 million in interest income and an increase of $439,000 in interest expense, resulting in a $675,000, or 11.8% increase in net interest income."

Mr. Ritacco noted that "while some financial institutions have, and continue to struggle to regain their footing during these difficult economic times, Community Mutual Savings Bank has continued to focus on its core business and has made major strides in implementing our business plan in each of our branch markets. During fiscal 2009, we continued to work towards preserving our capital position, growing our deposits, increasing our fee income with the development of our residential mortgage secondary market sales and strengthening our commercial lending team. Despite a moderate increase in past due and non-performing loans, we have maintained our asset quality and we successfully opened a new branch office in Mount Kisco, NY."

The Company reported a modest increase in the level of loan delinquencies and non-accrual loans in fiscal 2009, primarily reflective of the economy and unemployment levels. As of September 30, 2009, the Company had $1.7 million of non-performing loans, and the allowance for loan losses constituted 0.44% of loans, up from 0.28% at September 30, 2008.

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations. Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) changes in conditions in the real estate market or the local economy; (iii) competition among providers of financial services; (iv) changes in the quality or composition of loan and investment portfolios of the Bank; (v) changes in accounting and regulatory guidance applicable to banks; and (vi) price levels and conditions in the public securities markets generally. These factors could affect the Company's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither the Company nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                          CMS Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      (Unaudited, In thousands)

                                            September 30, September 30,
                                                2009           2008
                                            ------------  ------------
 ASSETS
 ------
 Cash and cash equivalents                        $7,304        $5,402
 Securities                                       58,643        10,370
 Loans, net                                      169,293       181,133
 Other assets                                      7,924         7,025
                                            ------------  ------------
 Total assets                                   $243,164      $203,930
                                            ============  ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Deposits                                       $184,387      $128,757
 Borrowed money                                   34,726        51,381
 Other liabilities                                 3,138         2,083
                                            ------------  ------------
 Total Liabilities                               222,251       182,221
 Stockholders' equity                             20,913        21,709
                                            ------------  ------------
 Total liabilities and stockholders' equity     $243,164      $203,930
                                            ============  ============

                          CMS Bancorp, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Unaudited, In thousands, except per share data)

                                                       Years Ended
                                                      September 30,
                                                    ------------------
                                                      2009      2008
                                                    --------  --------

 Interest income                                     $11,405   $10,291
 Interest expense                                      5,013     4,574
                                                    --------  --------
 Net interest income                                   6,392     5,717
 Provision for loan losses                               230       248
                                                    --------  --------
 Net interest income after provision for loan losses   6,162     5,469
 Non-interest income                                     498       322
 Non-interest expense                                  7,328     7,044
                                                    --------  --------
 (Loss) before income taxes                             (668)   (1,253)
 Income tax (benefit)                                   (229)     (396)
                                                    --------  --------
 Net (loss)                                            $(439)    $(857)
                                                    ========  ========
 Net (loss) per common share                          $(0.25)   $(0.46)
                                                    ========  ========

CONTACT:  CMS Bancorp, Inc.
          Stephen E. Dowd, Senior Vice President & Chief Financial
           Officer
          914-422-2700